NORTHSTAR REALTY FINANCE
ANNOUNCES 2005 FOURTH QUARTER AND YEAR END RESULTS

- Fourth Quarter AFFO Per Share of $0.28 -
- Fourth Quarter Net Income of $0.96 Per Share -

Fourth Quarter and Year End Highlights

•	Quarterly dividend per share increased 80% during fiscal 2005, from $0.15 per share to $0.27 per share
•	Closed $1.7 billion of new investments in 2005, including $433 million of new investments for the fourth quarter
•	Increased AFFO to $21.5 million, a 780% increase over 2004
•	Increased book value $35.9 million in 2005 through the previously announced sales of two buildings in Manhattan
•	Raised net proceeds of $79 million in follow-on equity offering completed in December 2005

NEW YORK, NY, March 15, 2006 — NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter and the year ended December 31, 2005. The Company reported Adjusted Funds from Operations (AFFO) of $8.1 million in the fourth quarter of 2005, or $0.28 per share, and reported AFFO of $21.5 million, or $0.79 per share for the full year ended December 31, 2005. Net income for the fourth quarter of 2005 was $22.2 million, or $0.96 per share, compared to $4.6 million, or $0.22 per share in the third quarter. For the full year ended December 31, 2005, the Company reported net income of $37.7 million, or $1.74 per share. For a reconciliation of net income to AFFO, please refer to the tables on the following pages.

The Company generated revenues of $23.2 million in the fourth quarter of 2005 and $65.1 million for the full year, as adjusted for discontinued operations. The Company's quarter-over-quarter revenues increased approximately 32% from $17.6 million in the third quarter.

David Hamamoto, President and Chief Executive Officer, commented, “The Company’s strong pace of growth in 2005 resulted in our assets under management increasing by 100% to $2.8 billion. In the fourth quarter, we more than doubled our quarterly investment volume compared to the fourth quarter of 2004, demonstrating the strength of our origination capabilities. As our recent acquisition of Timarron Capital indicates, we are migrating toward more direct loan originations and expect that our investment volume will continue to increase as a result of this expansion of our real estate lending platform.”

Mr. Hamamoto continued, “Our primary focus continues to be achieving or exceeding our target returns while maintaining our credit discipline. We have experienced no defaults in our overall portfolio and there are no current delinquencies. The other key component of our strategy is mitigating risk and enhancing returns by financing our assets on a match funded basis with long term, low cost, non-recourse funding that is available through our CDOs and non-recourse mortgages. At year end, approximately 95% of the liabilities used to fund our assets were non-recourse. Upon the anticipated closing of our sixth CDO this month, we will have issued $2.55 billion of CDO securities making Northstar among the largest issuers of real estate CDO securities.”

Investment Activities

The Company closed on $433 million of new investments during the fourth quarter, bringing its total assets under management to approximately $2.8 billion. From a credit perspective, the Company has improved its weighted average credit rating for its real estate securities portfolio from BBB- to BBB/BBB-, has maintained a weighted average LTV of 73% with respect to its real estate loan portfolio and, at year end, held a portfolio of net lease assets that was 84% leased to investment grade tenants. As of year end, the Company’s real estate securities investment business was funded at a weighted average, hedged cost of swaps plus 80 basis points, and its real estate lending business was funded at a weighted average spread of 108 basis points over 30-Day LIBOR (consisting of a blend of the CDO IV funding cost and the interest on the Company’s credit facility with Wachovia Bank). The Company’s net lease portfolio, which is financed through fixed rate mortgage and mezzanine financing, had a weighted average funding cost at year end of 5.66%.

Net Lease

In December 2005, the Company acquired a portfolio of three Class “A” office buildings, located in Cincinnati, Ohio, with 486,963 square feet of rentable space for $68.5 million. Two of the three buildings are 100% and 96% leased to General Electric Company. The third building is 100% leased. The portfolio is financed with a 5.85% fixed rate, ten year, $51.5 million non-recourse mortgage loan.

For the full year, the Company acquired $215.4 million of net lease assets consisting of 1.25 million square feet of rentable space funded with $174.3 million of non-recourse debt.

Real Estate Securities

During the fourth quarter, the Company closed on $156 million of primarily investment grade CMBS funded through its warehouse facility for its next anticipated investment grade CDO, CDO VII.

Over the course of 2005, the real estate securities business purchased $830 million of real estate securities, of which $674 million were funded through CDOs III and V which closed during the year.

Real Estate Debt

During the fourth quarter, the Company invested a total of $208.5 million in real estate loans, $132.6 million of which, or 64%, were directly originated. These loans consisted of $104 million of first mortgage loans and $104.5 million of subordinate real estate debt investments. The Company financed $183 million of loans closed in the fourth quarter through its Wachovia facility and expects that these loans will be financed on a long-term, match funded basis, through the Company’s next real estate debt CDO, CDO VI, which is expected to close on March 17, 2006. The balance of these loans were financed in CDO IV to replace loans that repaid during the fourth quarter.

The Company acquired or originated a total of $767.4 million of real estate loans in 2005.

Financing Activities

On November 22, 2005, the Company completed a private placement of $40 million of trust preferred securities through its subsidiary, NorthStar Realty Finance Trust III. The proceeds were used to repay $32 million of short term debt and to fund new investments. These trust preferred securities have a 30-year term, ending January 30, 2036. They bear interest at a fixed rate of 7.81% for the first ten years, ending January 2016; thereafter the rate floats at three-month LIBOR plus 2.83%. These securities are redeemable at par beginning on January 30, 2011.

In December 2005, the Company closed a public offering of 9.2 million common shares at $9.25 per share, which included 1.2 million shares to cover the underwriters’ over-allotment. Net proceeds from the offering were approximately $79 million. The proceeds from the offering were used to pay down short term debt and to fund new investments.

Asset Sales

In November, the Company sold 1552 Broadway for $48 million, or $3,970 per square foot, and recorded a gross gain on sale of approximately $25.1 million.

Subsequent Events

The Company closed on the acquisition of Timarron Capital Corporation on January 19, 2006. Timarron, based in Dallas, Texas, was organized by former senior executives of Principal Financial, GE Capital and other leading financial institutions to develop a nationwide commercial mortgage loan origination platform. The purchase price was approximately $2.7 million. Timarron was renamed NRF Capital LP. NRF Capital LP will originate commercial mortgage loans for the Company’s commercial real estate debt portfolio.

In February 2006, the Company announced the pricing of securities to be issued in its next real estate debt CDO - CDO VI. The total collateral value of the portfolio securing CDO VI is expected to be approximately $450 million, with approximately 85% of the collateral identified at the time of the pricing The CDO has an expected weighted average life of seven years, and the weighted average interest rate on the $348 million of investment grade securities to be sold is approximately LIBOR plus 0.53%.

On March 10, 2006, the Company completed a private placement of $50 million of trust preferred securities. The proceeds were used to repay short term debt and to fund new investments. These trust preferred securities have a 30-year term, ending June 30, 2036. They bear interest at a fixed rate of 7.95% for the first ten years, ending June 2016; thereafter the rate floats at three-month LIBOR plus 2.80%. These securities are redeemable at par beginning on June 30, 2011.

Dividends

The Company declared a cash dividend of $0.27 per share of common stock, payable with respect to the quarter ended December 31, 2005, compared with a dividend of $0.23 per share of common stock paid in the third quarter.

For the quarter ended December 31, 2005, the Company had 28,706,507 weighted average diluted shares outstanding.

Earnings Conference Call

NorthStar Realty Finance Corp. will hold a conference call to discuss fourth quarter 2005 financial results today, March 15, 2006, at 5:00 PM Eastern time. Hosting the call will be David Hamamoto, President and Chief Executive Officer, and Mark Chertok, Chief Financial Officer and Treasurer.

A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.nrfc.com under the Investor Relations section. The call will also be archived on the Company's website for at least one year. The call can also be accessed live over the phone by dialing (888) 695-7895 or for international callers by dialing (706) 679-3799.

A replay of the call will be available one hour after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers. The replay will be available from 7:00 p.m. on March 15, 2006, through midnight March 22, 2006. The password for the replay will be 6511503.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that makes investments in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp. and NorthStar Realty Finance Corp. Predecessor
Consolidated and Combined Statements of Operations

	The Company Three Months Ended December 31, 2005 (unaudited)	The Company / The Predecessor Three Months Ended December 31, 2004 - Pro Forma Period (unaudited)	The Company Year Ended December 31, 2005 (audited)	The Company / The Predecessor Year Ended December 31, 2004 - Pro Forma Period (unaudited)
Revenues and other income:
Rent and escalation income	$4,756,000	$510,000	$11,403,000	$510,000
Advisory and management fee income	20,000	58,000	112,000	223,000
Advisory and management fee income - related parties	1,580,000	968,000	4,813,000	3,102,000
Interest income	13,286,000	3,998,000	40,043,000	4,021,000
Interest income -related parties	3,246,000	1,087,000	8,374,000	2,555,000
Other revenue	345,000	-	352,000	-
Total revenues	23,233,000	6,621,000	65,097,000	10,411,000

Expenses:
Real estate properties - operating expenses	756,000	100,000	1,911,000	100,000
Interest expense	11,442,000	3,436,000	32,568,000	3,637,000
Management fees - related parties	17,000	85,000	62,000	85,000
General & Administrative:
Direct:
Salaries and other compensation	1,556,000	1,208,000	5,490,000	4,810,000
Shared Services-related party	115,000	231,000	1,145,000	231,000
Equity based compensation	3,348,000	2,991,000	5,847,000	2,991,000
Insurance	244,000	181,000	916,000	466,000
Auditing and professional fees	1,184,000	790,000	3,634,000	790,000
Formation and organization costs	-	517,000	-	517,000
Other general and administrative	561,000	492,000	2,036,000	1,484,000

Total general and administrative	7,008,000	6,410,000	19,068,000	11,289,000

Depreciation and amortization	1,876,000	190,000	4,352,000	190,000

Total expenses	21,099,000	10,221,000	57,961,000	15,301,000

Income (loss) from operations	2,134,000	(3,600,000)	7,136,000	(4,890,000)

Equity in earnings of unconsolidated/uncombined ventures	59,000	252,000	226,000	1,603,000

Unrealized gain (loss) on investments and other	(96,000)	54,000	867,000	479,000
Realized gain (loss) on investments and other	(2,000)	293,000	2,160,000	929,000

Income (loss) before minority interests and discontinued operations	2,095,000	(3,001,000)	10,389,000	(1,879,000)

Minority interest	(373,000)	(632,000)	(2,116,000)	(632,000)

Net income (loss) from continuing operations	1,722,000	(2,369,000)	8,273,000	(1,247,000)

Income from discontinued operations, net of minority interest	234,000	2,000	547,000	2,000

Gain on sale of discontinued operations, net of minority interest	20,222,000	-	28,852,000	-
Net income (loss)	$22,178,000	$(2,367,000)	$37,672,000	$(1,245,000)
Earnings per share
Net income from continuing operations before discontinued operations	$0.08		$0.38
Income from discontinued operations	0.01		0.03
Gain on sale of discontinued operations	0.87		1.33
Net income available to common shareholders	$0.96		$1.74
Weighted average number of shares of common stock outstanding:
Basic	23,164,930		21,660,933

Diluted	28,706,507		27,185,013

1)
The results of operations for the three months and year ended December 31, 2004 (both are “pro forma periods”) include the results of the Company's predecessor up to October 28, 2004, the predecessor was a combination of certain controlling and non-controlling interests in real estate-related entities that represent the initial portfolio of assets contributed to the Company by certain subsidiaries of NorthStar Capital Investment Corp. Management does not believe that the results of operations of the Company's predecessor are indicative of its results as a separate operating entity subsequent to the closing of its IPO.

NorthStar Realty Finance Corp.
Condensed Consolidated Balance Sheets
	December 31, 2005	December 31, 2004
Assets:
Cash and cash equivalents	$27,898,000	$47,733,000
Restricted cash	27,501,000	2,713,000
Debt securities held for trading	-	826,611,000
Operating real estate -net	198,708,000	43,544,000
Debt securities available for sale	149,872,000	37,692,000
CDO deposit and warehouse agreements	9,458,000	2,988,000
Collateral held by broker	-	24,831,000
Real estate debt investments	681,106,000	70,569,000
Investments in and advances to unconsolidated ventures	5,458,000	5,363,000
Deferred costs and intangible assets, net	38,745,000	4,233,000
Assets held for sale	2,918,000	-
Other assets	11,775,000	11,801,000
Total assets	$1,153,439,000	$1,078,078,000
Liabilities:
Mortgage notes and loans payable	$174,296,000	$40,557,000
Liability to subsidiary trusts issuing preferred securities	108,258,000	-
Credit facilities	243,002,000	27,821,000
Repurchase obligations	7,054,000	800,418,000
CDO Bonds payable	300,000,000
Securities sold, not yet purchased	-	24,114,000
Obligations under capital leases	3,375,000	3,303,000
Accounts payable and accrued expenses	9,091,000	5,603,000
Due to affiliates	26,000	250,000
Escrow deposits payable	11,571,000	-
Liabilities of properties held for sale	360,000	--
Other liabilities	3,703,000	256,000
Total liabilities	860,736,000	902,322,000
Minority interest	44,278,000	32,447,000
Commitments and contingencies	-	-
Stockholders' equity	248,425,000	143,309,000
Total stockholder' equity	248,425,000	143,309,000
Total liabilities and stockholders' equity	$1,153,439,000	$1,078,078,000

NorthStar Realty Finance Corp. and NorthStar Realty Finance Corp. Predecessor
Reconciliation of Net income to Funds from Operations and Adjusted Funds from Operations

The following is a reconciliation of net income to FFO and AFFO and illustrates the difference in this measure of operating performance

	The Company Three Months Ended December 31, 2005	The Company / The Predecessor Three Months Ended December 31, 2004 - Pro Forma Period	The Company Year Ended December 31, 2005	The Company / The Predecessor Year Ended December 31, 2004 - Pro Forma Period

Funds from Operations :
Income (loss) before minority interests	$2,095,000	$(3,001,000)	$10,389,000	$(1,879,000)
Adjustments:
Depreciation and amortization	1,876,000	190,000	4,352,000	190,000
Funds from discontinued operations	949,000	225,000	1,458,000	145,000
Real estate depreciation and amortization - unconsolidated ventures	-	150,000	-	1,608,000
Funds from Operations (FFO)	$4,920,000	$(2,436,000)	$16,199,000	$64,000

Adjusted Funds from Operations :
Funds from Operations (FFO)	$4,920,000	$(2,436,000)	$16,199,000	$64,000
Straight-line rental income, net	(195,000)	(18,000)	(252,000)	(18,000)
Straight-line rental income - discontinued operations	-	(133,000)	(281,000)	(133,000)
Straight-line rental income - unconsolidated ventures				(456,000)
Amortization of fair market rental adjustment (FAS 141)	21,000	-	18,000
Amortization of deferred compensation	3,348,000	2,991,000	5,847,000	2,991,000

Adjusted funds from operations (AFFO)	$8,094,000	$404,000	$21,531,000	$2,448,000

FFO Per Share of Common Stock	$0.17		$0.60

AFFO per Share of Common Stock	$0.28		$0.79

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations, and (ii) Adjusted Funds From Operations. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that FFO and AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT. The Company computes FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company calculates AFFO by subtracting from (or adding) to FFO:

•
normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141; and

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation.

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

We believe that FFO and AFFO are additional appropriate measures of the Company’s operating performance because they facilitate an understanding of the Company’s operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. Since FFO is generally recognized as industry standards for measuring the operating performance of an equity REIT, management also believes that FFO provides investors with an additional useful measure to compare the Company’s financial performance to other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity.
The Company urges investors to carefully review the GAAP financial information included as part of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty's expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty's SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Investor Relations
(800) 684-8879